UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2010

Encompass Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-31451	95-4756822
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1005 Terminal Way, Suite 110, Reno, Nevada 89502
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code
(775) 324-8531

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.03	Material Modification to Rights of Security Holders

Effective April 12, 2010, pursuant to authority under the Company’s Articles of Incorporation, the Board of Directors completed a reorganization of the Company’s capital stock by creating two classes of Common Stock. The Company’s  authorized Common Stock will now consist of 749,985,000 shares of Class A Common Stock and 15,000 shares of Class B Common Stock. The Class B Common Stock will have special voting rights. If at least one share of Class B Common Stock is issued and outstanding, then the aggregate of all Class B Common Stock, regardless of their number, shall have voting rights equal to 66.67% of the total shares of all classes of Common Stock and Preferred Stock issued and outstanding at the time of any vote of shareholders.

Each share of Class B Common Stock will have voting rights equal to 66.67% of the total shares of all classes of Common Stock and Preferred Stock issued and outstanding at the time of any vote of shareholders, divided by the number of shares of Class B Common Stock issued and outstanding at the time of any vote of shareholders.

The voting rights of the Company’s Class A Common Stock have not been changed.

The Class B Common Stock will not be publically traded.

Rotary Engines, Inc. was issued 15,000 shares of Class B Common Stock in exchange for the cancellation of 100,000,000 shares of Class A Common Stock. The shareholders of Rotary Engines, Inc. are J. Scott Webber, Larry Cooper and Shirley Harmon, each of whom is a director of the Company.

Section 5 - Corporate Governance and Management

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosures in Item 3.03 are incorporated by reference into this Item 5.03.

  Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCOMPASS HOLDINGS, INC.

Dated: April 15, 2010.	By:	/s/ J. Scott Webber
President and Chief Executive Officer